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                                                                     EXHIBIT 8.1


                              John L. Flynn, Esq.
                         c/o The Fairchild Corporation
                        45025 Aviation Drive, Suite 400
                            Dulles, VA  20166-7516

                                                                  March 25, 1999


Banner Aerospace, Inc.
45025 Aviation Drive, Suite 300
Dulles, VA  20166-7556

Ladies and Gentlemen:

          You have requested my opinion as to whether the proposed merger (the "Merger") of MTA, Inc., a Delaware corporation ("Subco") that is a direct, wholly owned subsidiary of The Fairchild Corporation, a Delaware corporation ("Parent"), with and into Banner Aerospace, Inc., a Delaware Corporation ("the Company"), will constitute a "Reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Any capitalized terms not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger by and among Parent, Subco, and the Company dated as of January 11, 1999 (such Agreement, including all schedules and exhibits thereto, hereinafter referred to as the "Merger Agreement").

          In rendering this opinion, I have relied, with your consent, upon the following assumptions.
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1.   The representations and undertakings of Parent set forth in the Certificate attached hereto as Exhibit A, and the representations and undertakings of the Company set forth in the Certificate attached hereto as Exhibit B, are accurate and complete and will be accurate and complete as of the Effective Time.

2.   The Merger will be consummated in accordance with the Agreement.

3. The Registration Statement on Form S-4 (the "Registration Statement") covering the registration of The Fairchild Corporation Class A Common Stock under the Securities Act of 1933, as amended (the "Act"), as filed by
     Parent with the Securities and Exchange Commission ("SEC") on    , 1999, is
     accurate and complete.

          This opinion is based upon existing laws, regulations, Internal Revenue Service positions, and judicial decisions, any of which may be changed at any time with retroactive effect. I assume no obligation to modify or supplement my opinion if, after the date hereof, any such laws, regulations, positions, or decisions change or I become aware of any facts that might change my opinion.

          Based on and subject to the foregoing assumptions, I am of the opinion that, for Federal income tax purposes:

(a)  The Merger will be treated as a reorganization within the meaning of
     Section 368(a) of the Code; and

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(b)  No gain or loss will be recognized by Parent, Subco, the Company, or any
     Company stockholder as a result of the Merger (except with respect to any cash received in lieu of a fractional share of The Fairchild Corporation Class A Common Stock).

(c) The basis of the shares of Parent Common Stock to be received by the stockholders of the Company (including any fractional share interest to which they may be entitled) will be the same as the basis of the shares of Company Common Stock surrendered in exchange therefor.

(d) The holding period of the shares of Parent Common Stock to be received by the stockholders of the Company in the exchange (including any fractional share interest to which they may be entitled) will include the holding period of the shares of Company Common Stock to be surrendered in exchange therefor, provided the shares of Company Common Stock are held as capital assets in the hands of the stockholders of the Company at the Effective Time.

(e) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will be treated as if the fractional share were distributed as part of the exchange and then redeemed by Parent, with the cash being received in full payment for the fractional share.

          This opinion is intended for the use of the Company in connection with the Merger.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement and in the Proxy Statement of the Company and the Prospectus of Parent included therein; as well as to the discussion of this opinion in the Prospectus. My consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference I have not certified any part of such Registration Statement and do not otherwise come within the categories of a person whose consent is required under Section 7 or under the rules and regulations of the SEC thereunder.

                                    Very truly yours,

                                    /s/ John L. Flynn, Esq.
                                    Senior Vice President, Tax
                                    The Fairchild Corporation